EX-99.1

Exhibit 99.1
Fabrinet Appoints Darlene Knight to Board of Directors

BANGKOK, Thailand – January 19, 2022 – Fabrinet (NYSE: FN), a leading provider of advanced optical packaging and precision optical, electro-mechanical and electronic manufacturing services to original equipment manufacturers of complex products, today announced that Darlene Knight has been appointed to the Company’s Board of Directors and as a member of the Board’s Audit Committee.

Ms. Knight brings to Fabrinet significant experience with multi-national manufacturing businesses, primarily in the automotive sector. Ms. Knight was Vice President, Americas of Adient plc (NYSE: ADNT), a global leader in the automotive seating supply industry, from 2018 to 2019 and Vice President, China of Adient from 2016 to 2018. From 2013 to 2016, Ms. Knight was a Group Vice President and General Manager of Johnson Controls, Inc. (NYSE: JCI), a global diversified technology and industrial company. Prior to that, Ms. Knight served in senior leadership roles at Tecumseh Products Corporation, a manufacturer of commercial refrigeration compressors and condensing unit systems, and at Edscha GmbH, a Tier 1 automotive supplier. Ms. Knight also served in roles of increasing responsibility at General Motors Corporation for more than two decades.

“We are delighted to have Darlene join our Board,” said Tom Mitchell, Chairman of Fabrinet’s Board of Directors. “Darlene brings extensive strategic and operational experience at leading global manufacturers which will be valuable to Fabrinet as we pursue our goals.”

“This is an exciting time to be joining Fabrinet’s Board,” commented Darlene Knight. “Fabrinet has an excellent reputation as an advanced manufacturer committed to the success of all of its stakeholders, and I look forward to contributing to the company’s further advancement.”

Ms. Knight is a member of the boards of directors of eLeapPower, a privately held corporation, and Reliance Worldwide Corporation Limited (ASX: RWC), where she also serves on the nomination & remuneration committee of the board. Ms. Knight earned a bachelor of science degree in industrial administration from GMI Engineering & Management Institute and a master of science degree in engineering science from Rensselaer Polytechnic Institute.

About Fabrinet

Fabrinet is a leading provider of advanced optical packaging and precision optical, electro-mechanical, and electronic manufacturing services to original equipment manufacturers of complex products, such as optical communication components, modules and subsystems, automotive components, medical devices, industrial lasers and sensors. Fabrinet offers a broad range of advanced optical and electro-mechanical capabilities across the entire manufacturing process, including process design and engineering, supply chain management, manufacturing, advanced packaging, integration, final assembly and testing. Fabrinet focuses on production of high complexity products in any mix and any volume. Fabrinet maintains engineering and manufacturing resources and facilities in Thailand, the United States of America, the People’s Republic of China, Israel and the United Kingdom. For more information visit: www.fabrinet.com.

SOURCE: Fabrinet

Investor Contact:
Garo Toomajanian
ir@fabrinet.com